Media Contact:      Libby Hutchinson
                    1-800-228-9268
                    (206) 461-2484

Investor Contacts:  Doug Wisdorf
                    (206) 461-3805
                    JoAnn DeGrande                          January 18, 2000
                    (206) 461-3186                     FOR IMMEDIATE RELEASE
                                                       ---------------------

    WASHINGTON MUTUAL ANNOUNCES RECORD FOURTH-QUARTER AND ANNUAL EARNINGS;
                            INCREASED CASH DIVIDEND

     SEATTLE -- Washington Mutual, Inc. (NYSE: WM) today announced record fourth-quarter 1999 earnings of $450.3 million, or 80 cents per diluted share, compared with $157.1 million, or 27 cents per diluted share for the same period a year ago. Earnings in the fourth quarter of 1998 were reduced by $472.5 million in pretax charges associated with the completion of the transaction with H.F. Ahmanson.
     Earnings from operations, excluding transaction-related charges for both periods and writedowns, reserves and other Ahmanson-related charges in the fourth quarter of 1998, were also a record at $464.8 million in the fourth quarter of 1999, versus adjusted earnings of $430.0 million in the fourth quarter of 1998. Earnings per share, excluding the charges noted above, were 82 cents per diluted share in the fourth quarter of 1999, an 11 percent increase over 74 cents per diluted share as reported in the fourth quarter of 1998. A significant increase in the London Interbank Offered Rate (LIBOR), a result of the added demand for borrowings near the Y2K roll-over, led to an estimated after-tax increase of $22.2 million in interest expense - or 4 cents per diluted share -- during the fourth quarter of 1999.
     Earnings for 1999 were a record $1.82 billion, or $3.16 per diluted share, versus $1.49 billion, or $2.56 per diluted share, for the same period one year ago. Earnings from operations for 1999, excluding transaction-related charges, were also a record at $1.88 billion or $3.27 per diluted share, versus 1998 operating earnings of $1.81 billion or $3.12 per diluted share. However, earnings from operations for 1998 included a $171.1 million after-tax gain (or 30 cents per share on a diluted basis) on the sale of Florida branches by the former Home Savings.

                                   - more -

WM - 2
Common Stock Dividend
     Based on continued strong operating fundamentals, the company's board of directors declared an increase in the cash dividend on common stock to 27 cents per share, up from 26 cents the previous quarter. Dividends on the common stock are payable on Feb. 15, 2000 to shareholders of record as of Jan. 31, 2000.
     "Despite a progressively challenging interest rate environment during 1999, Washington Mutual posted significantly improved year-over-year operating results, successfully completed the largest acquisition integration in the company's history while expanding our net household base, unveiled several new and innovative business initiatives and established aggressive financial targets for the next five years," said Kerry Killinger, the company's chairman, president and chief executive officer. "Overall, it was a very successful and productive 12-month period for our company."
     Highlights of the fourth quarter of 1999 included a 32 percent increase in noninterest income, year over year; a return on average common equity of
20.66 percent, on an operating basis; and an efficiency ratio - excluding transaction-related charges and the amortization of goodwill - of 46.14 percent.
FOURTH-QUARTER RESULTS
     Fourth quarter and annual results for 1999 reflect the Oct. 1, 1999, acquisition of Long Beach Financial, which was accounted for as a purchase transaction. Financial data for periods prior to Oct. 1, 1999, therefore, have not been restated.
Net Interest Income and Noninterest Income
      Reflecting the effect of rising short-term interest rates and the previously mentioned Y2K-related increase in the cost of LIBOR-based borrowings, net interest income in the fourth quarter of 1999 was $1.06 billion versus $1.08 billion in the prior year's fourth quarter. The spread in the fourth quarter was 2.28 percent compared with 2.66 percent for the same period a year earlier, while the margin was 2.41 percent in the most recent quarter versus 2.85 percent in fourth quarter 1998.
       Asset growth during the year helped offset the impact of the lower margin and resulted in net interest income of $4.45 billion in 1999, up 4 percent from $4.29 billion in 1998.
     Strong growth in noninterest income continued in the fourth quarter, fueled by an increase in fee-generating checking accounts, and securities and insurance commissions. Total noninterest income in the fourth quarter was $423.2 million, up from $321.3 million in last year's fourth quarter. Total noninterest income was $1.51 billion in 1999 compared with $1.52 billion for 1998, which included the gain resulting from the sale of Home Savings' Florida branches, equaling $289.0 million on a pretax basis.
                                   - more -
WM - 3

      A net increase of more than 388,000 checking accounts, year over year, contributed to depositor and other retail banking fees of $219.7 million for the quarter, up 34 percent over $163.6 million for the same period one year ago. For the year, depositor and other retail banking fees totaled $763.6 million in 1999, also a 34 percent increase over $568.4 million for 1998 (without Long Beach).
      Securities and insurance fees and commissions totaled $83.2 million in the most recent quarter, up 35 percent from $61.5 million in the fourth quarter of last year. For the year, these fees and commissions totaled $314.4 million, up 25 percent from 1998's $251.3 million.
     Long Beach Mortgage generated $22.6 million of mortgage banking income during the fourth quarter of 1999, contributing to the company's total for the period of $28.4 million. This compares with mortgage banking income of $31.2 million in the fourth quarter of 1998. The rise in interest rates for residential mortgages during the year curbed consumer preference for fixed-rate residential loans, which Washington Mutual generally sells on the secondary market. As a result, mortgage banking income for 1999 was $109.4 million versus $133.1 million in 1998.
Lending
     Washington Mutual posted another strong year of loan originations, despite a significant slowing in residential mortgage refinancing activity. During the most recent quarter, total loan originations were $13.29 billion, versus a record $15.53 billion for the fourth quarter of 1998. For the year, total loan originations were $51.56 billion, compared with $52.69 billion in 1998.
     In the fourth quarter, single-family residential (SFR) loans originated by Washington Mutual banking affiliates totaled $9.58 billion, versus $12.87 billion a year ago. For the year, those SFR originations totaled $40.25 billion, compared with $41.87 billion in 1998. Meanwhile, the percentage of loans for home purchases was substantially higher for 1999 at 51 percent, up from 35 percent for 1998. Of the SFR loans originated by Washington Mutual banking affiliates, 73 percent were adjustable-rate loans in 1999, versus just 44 percent the previous year. Washington Mutual is the leading adjustable-rate mortgage lender in the U.S.
     Originations of commercial, consumer and residential construction loans totaled $2.16 billion for the most recent quarter and represented 16 percent of the company's total loan originations, as compared with $2.0 billion, or 13 percent, in the fourth quarter of 1998. For the year, these originations totaled $8.04 billion in 1999, versus $8.34 billion in 1998.


                                 - more -

WM - 4
      Loans originated by Washington Mutual Finance and Long Beach Mortgage totaled $1.54 billion for the fourth quarter of 1999, as compared with $670.4 million for the same period one year ago. For the year, these originations were $3.26 billion in 1999, as compared with $2.48 billion in 1998. Efficiency Ratio
     The company's efficiency ratio (defined as total noninterest expense, excluding amortization of intangible assets, as a percentage of net interest income and noninterest income) was 47.67 percent during the fourth quarter of 1999, compared with 80.53 percent for the fourth quarter of 1998. (The 1998 fourth quarter included the previously mentioned charges related to the Ahmanson transaction). Excluding the amortization of intangible assets and transaction-related charges for both periods, and the charges associated with the Ahmanson transaction in fourth quarter 1998, the company's operating efficiency ratio was 46.14 percent for the fourth quarter of 1999, versus an adjusted efficiency ratio of 46.77 percent for the same period one year ago.
     Noninterest expense for the fourth quarter of 1999 totaled $731.6 million and included $22.7 million of transaction-related expenses, $23.2 million of Long Beach Financial noninterest expenses and $26.3 million in amortization of intangible assets. For the fourth quarter of 1998, noninterest expense was $1.15 billion, but included the $472.5 million in pretax charges related to the Ahmanson transaction.
Balance Sheet and Capital Management
     Washington Mutual's consolidated assets were $186.51 billion at Dec. 31, 1999, up from $165.49 billion at year-end 1998.
     Total deposits were $81.13 billion at Dec. 31, 1999, versus $81.62 billion at the end of the third quarter of 1999.
     To improve balance sheet liquidity during the quarter, the company securitized approximately $12 billion of SFR loans originated by the company. Of these securities, approximately $5 billion are held in available-for-sale and $7 billion are held-to-maturity securities.
     At Dec. 31, 1999, stockholders' equity stood at $9.05 billion, or 4.85 percent of consolidated assets. In addition, capital ratios of the company's banking subsidiaries continued to exceed the federal regulatory requirements for classification as "well-capitalized" institutions, the highest regulatory standard.
                                   - more -

WM - 5

     During the quarter, the company repurchased a total of 10.5 million shares of its common stock at an average price of $30.99, bringing the total shares repurchased in 1999 to 31.5 million shares at an average price of $34.30.
Credit Quality
     Nonperforming assets declined by 3 percent to $1.03 billion at Dec. 31, 1999, from $1.06 billion at Sept. 30, 1999, and down from $1.21 billion at year-end 1998. The ratio of nonperforming assets to total assets was 0.55 percent at Dec. 31, 1999, a decrease from 0.58 percent at the end of the third quarter, and down from 0.73 percent at year-end 1998. In the fourth
quarter, the company made a   $41.7 million provision for loan losses.
Company Updates
     At the company's investors' conference on Nov. 8, Washington Mutual announced its revised five-year financial targets and key future business initiatives.
     The financial targets include achieving a return on common equity greater than 20 percent; generating earnings per share growth on an operating basis that exceeds 13 percent; managing operating efficiency to below 45 percent; keeping the ratio of nonperforming assets to total assets less than 1 percent; and a long-term common equity to assets ratio of 5 percent.
     The company's key business initiatives for the next five years are to remix the balance sheet, diversify revenue sources, reduce interest rate risk, further improve operating efficiency, actively manage credit risk and employ capital strategies to effectively manage returns and risk.
     The company also announced a series of corporate initiatives at the conference, including its plans to enter Las Vegas by opening 20 financial stores (branches) this year. The Las Vegas market entry, known as Project Occasio (Latin for "favorable occasion"), will feature a completely new retail approach to banking that includes four distinct sales areas focusing on personal loans, securities and insurance sales, checking and savings accounts, and home loans. A concierge will greet patrons at the entry and sales staff will approach customers to offer assistance. Customers may also use one of several self-service interactive touch screens and direct Internet access will be available. A play area for children will allow parents to focus on their banking business.


                                     - more -

WM - 6

     The company also outlined a number of eBusiness strategies that will position Washington Mutual to have a significant presence on the Internet.
As part of the strategy, the company is working on its next generation Internet banking and mortgage origination sites, and plans to launch its online securities trading site soon. In addition, work has begun on a new digital infrastructure for the company that will allow for a new corporate intranet with links to the Internet and extranets to outside vendors. The company also announced the formation of the Washington Mutual Strategic Partners Capital Fund to serve as a "search engine" for additional eBusiness opportunities.
     Finally, the company said that its Aristar consumer finance unit will change its name to Washington Mutual Finance in the first half of 2000.
Other News
     On Dec. 15, 1999, Washington Mutual and Franchise Finance Corporation of America ("FFCA") (NYSE: FFA) announced that the companies entered into a strategic alliance for the sale and purchase of commercial loans.
     As a result of the agreement, Washington Mutual will purchase loans originated by FFCA, one of the premier single-tenant commercial business lenders in the U.S., and will retain the loans in its portfolio. It is expected that Washington Mutual will purchase approximately $4 - $5 billion in loans over the next three years.
     Washington Mutual entered into the Year 2000 with no impact to customer accounts or disruption of business operations. The Team 2000 group will continue monitoring the company's transition through the end of the first quarter of 2000.
     In addition, the company added the following individuals to its senior management team: James Vanasek, executive vice president, chief credit risk officer, most recently with Wells Fargo; Richard Lodge, senior vice president and treasurer, formerly with Bank One; Ellie Cornfeld, senior vice president and residential chief credit officer, from Fannie Mae; and Joel Calvo, executive vice president, financial services, formerly with PNC Bank.




                                  - more -

WM - 7

Outlook
      "Washington Mutual has completed an era highlighted by rapid growth as we built one of the nation's premier banking franchises," said Killinger. "Our focus for the future will be on diversifying our balance sheet and revenue sources, developing new and innovative ways to reach new markets and profitably expand all of our business lines, and maximizing the power of our franchise to create additional shareholder value. Although interest rates pose a short-term challenge for us, the overall prospects for Washington Mutual are excellent."
       With a history dating back to 1889, Washington Mutual is a financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. At Dec. 31, 1999, Washington Mutual and its subsidiaries had assets of $186.51 billion. The company operates more than 2,000 offices throughout the nation.
                                     # # #

Webcast information: Investors may listen to Washington Mutual's investor conference call on January 19, 2000, at 7:30 a.m. PST over the Internet via Investor Broadcast Network's Vcall website, located at http://www.vcall.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. A replay will be available shortly after the completion of the call.

Editor's Note: Washington Mutual's press releases are available at no charge through the News On Demand Plus System. For a menu of Washington Mutual press releases or to retrieve a specific release, call 1-800-329-6236. On the Internet, press releases may be accessed at www.businesswire.com/cnn/wm.htm

                                WASHINGTON MUTUAL, INC.
                           CONSOLIDATED STATEMENTS OF INCOME
                   (dollars in thousands, except per share amounts)
                                      (unaudited)


                                                         Quarter Ended                  Year Ended
---------------------------------------------------------------------------------------------------------
                                                Dec. 31,   Sept. 30,    Dec. 31,      Dec. 31,    Dec. 31,
                                                   1999        1999        1998          1999        1998
---------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans                                      $2,179,532  $2,126,725  $2,064,500    $8,348,131  $8,166,769
  Available-for-sale securities                 651,868     644,262     466,815     2,481,464   1,707,874
  Held-to-maturity securities                   305,031     239,199     265,172     1,050,023   1,175,334
  Other interest income                          52,511      49,330      40,884       182,580     171,491
---------------------------------------------------------------------------------------------------------
   Total interest income                      3,188,942   3,059,516   2,837,371    12,062,198  11,221,468
INTEREST EXPENSE
  Deposits                                      788,141     775,800     866,479     3,170,262   3,588,015
  Borrowings                                  1,344,580   1,164,050     892,535     4,440,146   3,341,728
---------------------------------------------------------------------------------------------------------
   Total interest expense                     2,132,721   1,939,850   1,759,014     7,610,408   6,929,743
---------------------------------------------------------------------------------------------------------
     Net interest income                      1,056,221   1,119,666   1,078,357     4,451,790   4,291,725
Provision for loan losses                        41,720      40,799      33,223       167,076     161,968
---------------------------------------------------------------------------------------------------------
     Net interest income after
       provision for loan losses              1,014,501   1,078,867   1,045,134     4,284,714   4,129,757
NONINTEREST INCOME
  Depositor and other retail banking fees       219,695     198,360     163,631       763,586     568,376
  Securities fees and commissions                71,662      70,781      42,784       271,329     192,126
  Insurance fees and commissions                 11,575      10,571      18,750        43,085      59,202
  Loan servicing income                          38,540      23,871      26,215       112,323     117,356
  Loan related income                            24,792      24,586      27,768       102,784     111,155
  Mortgage banking income                        28,362      14,642      31,212       109,387     133,084
  Gain on sale of retail deposit branch systems      --          --          --            --     289,040
  Gain on sale of other assets                   10,875      16,132       1,561        40,948       6,278
  Gain (loss) from mortgage securities              299      (9,585)     (9,494)      (12,044)    (32,183)
  Other income                                   17,416      20,161      18,890        77,599      79,714
---------------------------------------------------------------------------------------------------------
   Total noninterest income                     423,216     369,519     321,317     1,508,997   1,524,148
NONINTEREST EXPENSE
  Compensation and benefits                     288,361     294,323     294,256     1,186,413   1,190,679
  Occupancy and equipment                       153,280     139,237     130,723       564,581     498,126
  Telecommunications and outsourced
    information services                         67,857      70,862      65,143       275,963     255,644
  Depositor and other retail banking losses      30,004      29,594      38,012       107,487      87,998
  Transaction-related expense                    22,678      12,673     431,539        95,722     508,286
  Amortization of intangible assets              26,305      23,447      26,693        98,387     104,252
  Foreclosed asset (income) expense              (2,914)     (7,043)      6,003        (9,228)     23,445
  Other expense                                 146,033     136,363     161,495       590,226     616,018
---------------------------------------------------------------------------------------------------------
   Total noninterest expense                    731,604     699,456   1,153,864     2,909,551   3,284,448
---------------------------------------------------------------------------------------------------------
    Income before income taxes                  706,113     748,930     212,587     2,884,160   2,369,457
Income taxes                                    255,821     278,950      55,500     1,067,096     882,525
---------------------------------------------------------------------------------------------------------
NET INCOME                                   $  450,292  $  469,980  $  157,087     1,817,064   1,486,932
=========================================================================================================
NET INCOME ATTRIBUTABLE TO COMMON STOCK      $  450,292  $  469,980  $  157,087     1,817,064  $1,470,990
=========================================================================================================

Net income per common share:
   Basic                                          $0.80       $0.83       $0.27         $3.17       $2.61
   Diluted                                         0.80        0.83        0.27          3.16        2.56


                                WASHINGTON MUTUAL, INC.
                            SELECTED FINANCIAL INFORMATION
                                (dollars in thousands)
                                      (unaudited)


                                                       Quarter Ended                    Year Ended
---------------------------------------------------------------------------------------------------------
                                          Dec. 31,     Sept. 30,      Dec. 31,      Dec. 31,      Dec. 31,
                                             1999          1999          1998          1999          1998
---------------------------------------------------------------------------------------------------------
DATA USED TO COMPUTE PER SHARE AMOUNTS
 Net income                              $450,292      $469,980      $157,087    $1,817,064    $1,486,932
 Preferred stock dividends:
  Nonconvertible                               --            --            --           --         (6,673)
  Convertible                                  --            --            --           --         (9,269)
---------------------------------------------------------------------------------------------------------
 Net income attributable
  to basic common stock                  $450,292      $469,980      $157,087    $1,817,064    $1,470,990
=========================================================================================================

 Net income                              $450,292      $469,980      $157,087    $1,817,064    $1,486,932
 Preferred stock dividends,
  nonconvertible                               --            --            --            --        (6,673)
---------------------------------------------------------------------------------------------------------
 Net income attributable
  to diluted common stock                $450,292      $469,980      $157,087    $1,817,064    $1,480,259
=========================================================================================================
 Average common shares used
  to calculate earnings per share:
   Basic                              563,378,599   565,360,141   581,286,242   572,652,277   564,420,541
   Common stock equivalents             1,449,079     1,333,556     1,896,694     1,900,754    14,141,764
---------------------------------------------------------------------------------------------------------
   Diluted                            564,827,678   566,693,697   583,182,936   574,553,031   578,562,305

FINANCIAL RATIOS
 Return on average assets                    0.98%         1.06%         0.39%         1.04%         0.96%
 Return on average equity                   20.01         21.03          6.61         19.66         16.62
 Return on average common equity            20.01         21.03          6.61         19.66         16.67
 Efficiency ratio:
  Including amortization of
    intangible assets                       49.45         46.97         82.44         48.81         56.47
  Excluding amortization of
    intangible assets                       47.67         45.39         80.53         47.16         54.68


                               WASHINGTON MUTUAL, INC.
                            SELECTED FINANCIAL INFORMATION
                                (dollars in thousands)
                                      (unaudited)

                                                      Quarter Ended                        Year Ended
---------------------------------------------------------------------------------------------------------
                                          Dec. 31,     Sept. 30,      Dec. 31,      Dec. 31,      Dec. 31,
                                             1999          1999          1998          1999          1998
---------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE INTEREST RATES
 Yield on loans                              7.45%         7.35%         7.62%         7.40%         7.73%
 Yield on mortgage-backed
  securities ("MBS")                         6.67          6.70          6.93          6.68          7.11
 Yield on investment securities              5.96          5.62          6.22          5.68          6.15
---------------------------------------------------------------------------------------------------------
  Yield on interest-earning assets           7.17          7.11          7.40          7.14          7.53

 Cost of deposits                            3.83          3.73          4.04          3.82          4.15
 Cost of borrowings                          5.84          5.47          5.70          5.52          5.85
---------------------------------------------------------------------------------------------------------
  Cost of interest-bearing liabilities       4.89          4.61          4.74          4.66          4.83

  Net interest spread                        2.28          2.50          2.66          2.48          2.70
  Net interest margin                        2.41          2.64          2.85          2.63          2.88

AVERAGE BALANCES
 Loans                               $116,858,676  $115,584,502  $108,308,802  $112,859,456  $105,595,302
 MBS                                   56,801,218    52,239,151    41,646,991    52,293,134    39,686,277
 Investment securities                  4,136,732     4,101,172     3,289,540     3,883,747     3,797,983
---------------------------------------------------------------------------------------------------------
  Total interest-earning assets       177,796,626   171,924,825   153,245,333   169,036,337   149,079,562

 Deposits                              81,694,852    82,511,343    85,047,378    83,094,696    86,430,382
 Borrowings                            91,354,999    84,500,292    62,180,217    80,469,153    57,152,872
---------------------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities                        173,049,851   167,011,635   147,227,595   163,563,849   143,583,254

 Total assets                         183,722,193   177,663,218   159,340,139   174,786,286   155,121,396
 Stockholders' equity                   8,999,852     8,938,658     9,505,740     9,243,790     8,947,229


                                WASHINGTON MUTUAL, INC.
                    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                   (dollars in thousands, except per share amounts)
                                     (unaudited)


                                                     Dec. 31, 1999   Sept. 30, 1999  Dec. 31, 1998
--------------------------------------------------------------------------------------------------
ASSETS
  Cash                                                $  2,806,681     $  2,406,198   $  2,695,454
  Cash equivalents                                         233,486           60,911         61,520
  Trading securities                                        34,660           30,740         39,068
  Available-for-sale ("AFS") securities:
     MBS                                                40,972,653       37,483,437     32,399,591
     Investment securities                                 411,665          455,474        517,462
  Held-to-maturity ("HTM") securities:
     MBS                                                19,263,413       12,967,231     13,992,235
     Investment securities                                 138,052          138,043        137,247
  Loans:
     Loans held in portfolio                           113,745,650      119,541,616    107,612,197
     Loans held for sale                                   793,504          304,418      1,826,549
     Reserve for loan losses                            (1,041,929)      (1,051,369)    (1,067,840)
--------------------------------------------------------------------------------------------------
       Total loans                                     113,497,225      118,794,665    108,370,906
  Investment in Federal Home Loan Banks ("FHLBs")        2,916,749        2,669,898      2,030,027
  Foreclosed assets                                        198,961          222,689        274,767
  Premises and equipment                                 1,558,649        1,544,342      1,421,162
  Intangible assets                                      1,199,854          936,433      1,009,666
  Mortgage servicing rights                                643,185          489,037        461,295
  Other assets                                           2,638,397        2,600,806      2,082,881
--------------------------------------------------------------------------------------------------
       Total assets                                   $186,513,630     $180,799,904   $165,493,281
==================================================================================================
LIABILITIES
  Deposits:
     Checking accounts                                $ 13,489,471     $ 13,542,197   $ 13,460,731
     Savings accounts and money market deposit
      accounts ("MMDAs")                                30,048,378       31,127,144     28,285,868
     Time deposit accounts                              37,591,919       36,955,147     43,745,542
--------------------------------------------------------------------------------------------------
       Total deposits                                   81,129,768       81,624,488     85,492,141
  Federal funds purchased and commercial paper             866,543        1,574,706      2,482,830
  Securities sold under agreements to repurchase        30,162,823       28,649,976     17,519,538
  Advances from FHLBs                                   57,094,053       52,531,731     39,748,613
  Other borrowings                                       6,203,197        5,850,417      5,449,508
  Other liabilities                                      2,004,567        1,662,606      5,456,251
--------------------------------------------------------------------------------------------------
       Total liabilities                               177,460,951      171,893,924    156,148,881
STOCKHOLDERS' EQUITY                                     9,052,679        8,905,980      9,344,400
--------------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity     $186,513,630     $180,799,904   $165,493,281
==================================================================================================

Common shares outstanding at end of period             571,589,272      574,428,172    593,408,525
Book value per common share                                 $16.18           $15.83         $16.07
Tangible book value per common share                         14.32            14.50          14.66

Full-time equivalent employees at end of period             28,144           26,967         27,957

                                   WASHINGTON MUTUAL, INC.
                                SELECTED FINANCIAL INFORMATION
                       (dollars in thousands, except per share amounts)
                                         (unaudited)

Note: The following analysis of reported and operating earnings is based upon the Company's opinion and is intended to provide the user additional information about the Company's operations. It is not intended to replace traditional financial statement disclosures in accordance with generally accepted accounting principles and may not be comparable to similarly titled measures reported by other companies.

                                                                 Quarter Ended               Year Ended
------------------------------------------------------------------------------------------------------------
                                                       Dec. 31, Sept. 30,  Dec. 31,    Dec. 31,    Dec. 31,
                                                          1999      1999      1998        1999        1998
------------------------------------------------------------------------------------------------------------
REPORTED FINANCIAL RESULTS
 Net income                                           $450,292  $469,980  $157,087  $1,817,064  $1,486,932
 Net income per diluted common share                     $0.80     $0.83     $0.27       $3.16       $2.56

 Financial ratios on reported financial results:
  Return on average assets                                0.98%     1.06%     0.39%       1.04%       0.96%
  Return on average equity                               20.01     21.03      6.61       19.66       16.62
  Return on average common equity                        20.01     21.03      6.61       19.66       16.67
  Efficiency ratio (excluding amortization of
   intangible assets)                                    47.67     45.39     80.53       47.16       54.68

OPERATING FINANCIAL RESULTS, EXCLUDING TRANSACTION-RELATED EXPENSE (a)          (1)
 Earning from operations                              $464,754  $477,932  $429,951  $1,877,362  $1,805,902
 Earnings per diluted common share                       $0.82     $0.84     $0.74       $3.27       $3.12

 Financial ratios:
  Return on average assets                                1.01%     1.08%     1.08%       1.07%       1.16%
  Return on average equity                               20.66     21.39     18.09       20.31       20.18
  Return on average common equity                        20.66     21.39     18.09       20.31       20.26
  Efficiency ratio (excluding amortization of
   intangible assets)                                    46.14     44.54     46.77       45.56       45.94

EARNINGS FROM OPERATIONS, EXCLUDING TRANSACTION-RELATED EXPENSE AND AMORTIZATION OF INTANGIBLE ASSETS (b)
                                                                                (1)
 Earnings from operations                             $487,621  $496,724  $451,711  $1,957,944  $1,890,702
 Earnings per diluted common share                       $0.86     $0.88     $0.77       $3.41       $3.27

 Financial ratios:
  Return on average assets                                1.06%     1.12%     1.13%       1.12%       1.22%
  Return on average equity                               21.67     22.23     19.01       21.18       21.13
  Return on average common equity                        21.67     22.23     19.01       21.18       21.22

(a) EARNINGS FROM OPERATIONS, EXCLUDING TRANSACTION-RELATED EXPENSE
 Reported pretax income                               $706,113  $748,930  $212,587  $2,884,160  $2,369,457
 Transaction-related expense                            22,678    12,673   472,549      95,722     508,286
------------------------------------------------------------------------------------------------------------
  Adjusted pretax income                               728,791   761,603   685,136   2,979,882   2,877,743
 Provision for income taxes                            264,037   283,671   255,185   1,102,520   1,071,841
------------------------------------------------------------------------------------------------------------
  Earnings from operations,                                                     (1)
   excluding transaction-related expense              $464,754  $477,932  $429,951  $1,877,362  $1,805,902
============================================================================================================
(b) EARNINGS FROM OPERATIONS, EXCLUDING TRANSACTION-RELATED EXPENSE AND AMORTIZATION OF INTANGIBLE ASSETS
  Earnings from operations                            $464,754  $477,932  $429,951  $1,877,362  $1,805,902
  Amortization of intangible assets, net of tax (c)     22,867    18,792    21,760      80,582      84,800
------------------------------------------------------------------------------------------------------------
   Earnings from operations, excluding transaction-related
    expense and amortization of intangible assets     $487,621  $496,724  $451,711  $1,957,944  $1,890,702
============================================================================================================
(c) AMORTIZATION OF INTANGIBLE ASSETS
 Total amortization of intangible assets
  during the period                                    $26,305   $23,447   $26,693     $98,387    $104,252
 Tax benefit (2)                                         3,438     4,655     4,933      17,805      19,452
------------------------------------------------------------------------------------------------------------
 Amortization of intangible assets, net of tax benefit $22,867   $18,792   $21,760     $80,582     $84,800
============================================================================================================
(1)  Fourth quarter 1998 also excluded other charges associated with the completion of the Ahmanson merger and was calculated using a tax rate on these items consistent with the company's tax rate of 37.25% for the full year.
(2)  A tax benefit was included on approximately 36% for the fourth quarter of 1999 and approximately 53% for the first three quarters of 1999, and 48% for 1998 of the amortization of intangible assets.

                                WASHINGTON MUTUAL, INC.
                            SELECTED FINANCIAL INFORMATION
                                      (unaudited)


                                                                  Dec. 31,     Sept. 30,
                                                                     1999          1999
---------------------------------------------------------------------------------------
CAPITAL ADEQUACY
  Stockholders' equity/total assets                                  4.85%         4.93%
  Stockholder's equity(excluding unrealized loss on
    available-for-sale securities)/total assets                      5.21          5.25



                                                         Dec. 31,   Sept. 30,   Dec. 31,
                                                            1999        1999       1998
---------------------------------------------------------------------------------------
RETAIL CHECKING ACCOUNTS (1)
  WMB and WMBfsb                                       1,006,749     995,725    908,077
  WMB, FA                                              3,288,184   3,214,817  2,998,810
---------------------------------------------------------------------------------------
    Total retail checking accounts                     4,294,933   4,210,542  3,906,887
=======================================================================================

RETAIL CHECKING ACCOUNT ACTIVITY (1)
  Net accounts opened during the quarter:
    WMB and WMBfsb                                        11,024      29,590     33,560
    WMB, FA                                               73,367     101,781     40,678
---------------------------------------------------------------------------------------
  Net new retail checking accounts                        84,391     131,371     74,238
=======================================================================================

(1)  Retail checking accounts exclude commercial business accounts. The information provided refers to the number of accounts, not dollar volume.



                                WASHINGTON MUTUAL, INC.
                            SELECTED FINANCIAL INFORMATION
                                 (dollars in millions)
                                      (unaudited)


                                             Quarter Ended               Year  Ended
----------------------------------------------------------------------------------------
                                     Dec. 31,  Sept. 30,   Dec. 31,   Dec. 31,   Dec. 31,
                                        1999       1999       1998       1999       1998
----------------------------------------------------------------------------------------
LOAN ORIGINATIONS
  Single-family residential ("SFR"):
    Adjustable rate ("ARMs")       $ 8,588.8  $ 8,585.6  $ 5,282.7  $29,573.7  $18,342.9
    Fixed rate                         994.4    1,413.5    7,586.0   10,677.9   23,526.8
  SFR - construction                   470.2      581.9      446.0    2,003.4    1,748.3
  Manufactured housing                  75.6       76.1       59.7      263.5      281.0
  Second mortgage and other consumer   763.8      694.7      569.1    2,682.9    2,815.3
  Commercial business                  364.9      219.0      262.6    1,186.0    1,011.5
  Apartment buildings                  447.4      473.5      488.8    1,672.5    2,014.8
  Other commercial real estate          35.8       78.2      165.1      236.0      471.7
  Washington Mutual Finance and
   Long Beach Mortgage               1,544.4      637.9      670.4    3,261.1    2,477.3
----------------------------------------------------------------------------------------
    Total loan originations        $13,285.3  $12,760.4  $15,530.4  $51,557.0  $52,689.6
========================================================================================

  As a percentage of total loan originations:
    SFR, excluding SFR construction       72%        78%        83%        78%        79%
    All other                             28         22         17         22         21

SFR LOAN ORIGINATIONS
  Short-term ARMs:
   Treasury index                   $5,598.7   $4,149.0  $ 1,641.8  $14,485.2  $ 7,984.0
   COFI                                257.0      212.7      175.9      745.9      852.2
   Other                                 1.1        1.6        2.8        9.6      143.0
----------------------------------------------------------------------------------------
    Total short-term ARMs            5,856.8    4,363.3    1,820.5   15,240.7    8,979.2
  Medium-term ARMs:
   Treasury index                    2,732.0    4,222.3    3,462.2   14,333.0    9,363.7
----------------------------------------------------------------------------------------
    Total medium-term ARMs           2,732.0    4,222.3    3,462.2   14,333.0    9,363.7
  Fixed-rate mortgages                 994.4    1,413.5    7,586.0   10,677.9   23,526.8
----------------------------------------------------------------------------------------
    Total SFR loan originations     $9,583.2   $9,999.1  $12,868.7  $40,251.6  $41,869.7
========================================================================================


                                WASHINGTON MUTUAL, INC.
                            SELECTED FINANCIAL INFORMATION
                                 (dollars in millions)
                                      (unaudited)


                                                            Change from
                                                         Sept. 30, 1999     Dec. 31,    Sept. 30,    Dec. 31,
                                                       to Dec. 31, 1999        1999         1999        1998
------------------------------------------------------------------------------------------------------------
LOANS AND MBS BY PROPERTY TYPE
 Loans held in portfolio:
  SFR (1)                                                     $(6,926.0) $ 83,358.8   $ 90,284.8  $ 79,275.2
  SFR - construction                                               70.3     1,242.8      1,172.5     1,020.1
  Manufactured housing, second mortgage and other consumer        246.6     6,393.3      6,146.7     5,478.3
  Commercial business                                             138.6     1,451.5      1,312.9     1,129.3
  Apartment buildings                                             637.7    15,261.0     14,623.3    14,558.7
  Other commercial real estate                                   (132.9)    2,976.5      3,109.4     3,576.2
  Washington Mutual Finance                                       169.7     3,061.7      2,892.0     2,574.4
------------------------------------------------------------------------------------------------------------
 Total loans held in portfolio                                 (5,796.0)  113,745.6    119,541.6   107,612.2
 Loans securitized and retained as MBS (1)                     10,853.4    33,505.4     22,652.0    25,524.6
------------------------------------------------------------------------------------------------------------
  Total loans held in portfolio and loans
   securitized and retained as MBS                              5,057.4   147,251.0    142,193.6   133,136.8
 Loans held for sale (includes Long Beach Mortgage)               489.1       793.5        304.4     1,826.5
 Less: reserve for loan losses                                      9.5    (1,041.9)    (1,051.4)   (1,067.8)
------------------------------------------------------------------------------------------------------------
  Total loans and loans securitized and retained as MBS         5,556.0   147,002.6    141,446.6   133,895.5
 Purchased MBS                                                 (1,068.0)   26,730.7     27,798.7    20,867.2
------------------------------------------------------------------------------------------------------------
  Total loans and MBS                                         $ 4,488.0  $173,733.3   $169,245.3  $154,762.7
============================================================================================================

                                                                         Change from             Change from
                                                                      Sept. 30, 1999           Dec. 31, 1998
                                                                    to Dec. 31, 1999        to Dec. 31, 1999
------------------------------------------------------------------------------------------------------------
CHANGE IN LOANS AND LOANS SECURITIZED AND RETAINED AS MBS
 Loans held in portfolio:
  Loans originated and purchased                                          $ 12,092.9              $ 50,806.7
  Loans securitized (1)                                                    (12,429.7)              (14,769.9)
  Loans sold                                                                   (23.7)                  (54.2)
  Loan payments and other                                                   (5,435.5)              (29,849.2)
------------------------------------------------------------------------------------------------------------
 Change in loans held in portfolio                                          (5,796.0)                6,133.4
 Change in loans securitized and retained as MBS (1)                        10,853.4                 7,980.8
------------------------------------------------------------------------------------------------------------
  Change in loans held in portfolio and
   loans securitized and retained as MBS                                     5,057.4                14,114.2
 Loans held for sale:
  Loans originated and purchased                                             2,469.3                 8,377.0
  Loans sold                                                                (1,980.2)               (9,410.0)
------------------------------------------------------------------------------------------------------------
 Change in loans held for sale (includes Long Beach Mortgage)                  489.1                (1,033.0)
 Change in reserve for loan losses                                               9.5                    25.9
------------------------------------------------------------------------------------------------------------
  Total change in loans and loans securitized and retained as MBS          $ 5,556.0              $ 13,107.1
============================================================================================================
  As a percentage of total loans and loans securitized
   and retained as MBS at beginning of period                                    3.9%                    9.8%
  As a percentage of total assets at beginning of period                         3.1                     7.9

(1) $12.43 billion of loans were securitized during the fourth quarter of 1999.  Approximately $10 billion were attributed to REMICs, which are classified as AFS and HTM securities in the MBS portfolio.

                                WASHINGTON MUTUAL, INC.
                            SELECTED FINANCIAL INFORMATION
                                 (dollars in millions)
                                      (unaudited)


                                       Change from                              (2)
                                    Sept. 30, 1999       Dec. 31,  % of   Sept. 30,  % of     Dec. 31,  % of
                                  to Dec. 31, 1999          1999  total       1999  total        1998  total
-------------------------------------------------------------------------------------------------------------
REAL ESTATE LOANS AND MBS
 Short-term ARMs:
  COFI                                   $(3,138.1)   $ 56,838.7   35%  $ 59,976.8    38%  $ 76,373.4    52%
  Treasury index                           6,739.3      32,090.5   19     25,351.2    16     13,944.2    10
  Other                                    1,204.1       6,550.2    4      5,346.1     3      7,151.8     5
-------------------------------------------------------------------------------------------------------------
   Total short-term ARMs                   4,805.3      95,479.4   58     90,674.1    57     97,469.4    67
 Medium-term ARMs:
  Treasury index                             620.7      24,865.5   15     24,244.8    15     16,394.9    11
  COFI                                      (118.6)        502.1    -        620.7     1        889.2     1
  Other                                     (217.3)      1,337.4    1      1,554.7     1      2,233.6     1
-------------------------------------------------------------------------------------------------------------
   Total medium-term ARMs                    284.8      26,705.0   16     26,420.2    17     19,517.7    13
 Fixed-rate loans held in portfolio       (5,360.4)     14,604.9    9     19,965.3    12     14,226.7    10
 Fixed-rate loans held for sale              489.1         793.5    1        304.4     -      1,826.5     1
 Fixed-rate MBS                            3,305.3      25,886.4   16     22,581.1    14     13,608.2     9
-------------------------------------------------------------------------------------------------------------
   Total real estate loans and MBS       $ 3,524.1    $163,469.2  100%  $159,945.1   100%  $146,648.5   100%
=============================================================================================================

LOANS SERVICED FOR OTHERS                $13,253.1    $ 65,159.4 (1)    $ 51,906.3         $ 51,849.0
=============================================================================================================

(1) $12.43 billion of loans were securitized during the fourth quarter of 1999.  Approximately $4 billion of loans were from Long Beach Mortgage and approximately $10 billion were attributed to REMICs, which are classified as AFS and HTM securities in the MBS portfolio.
(2) Certain reclassifications have been made to the September 30,1999 information to conform to the
    December 31, 1999 presentation.
(3) Terms used are remaining term for deposits and term to reprice for borrowings and notional amount of derivatives.


                                WASHINGTON MUTUAL, INC.
                            SELECTED FINANCIAL INFORMATION
                                 (dollars in millions)
                                      (unaudited)



                                                       Dec. 31, 1999         Sept. 30, 1999(2)
-----------------------------------------------------------------------------------------------
                                                      Balance   Term(3)      Balance    Term(3)
-----------------------------------------------------------------------------------------------
                                                             (in months)             (in months)
DEPOSITS, BORROWINGS AND DERIVATIVES OUTSTANDING

Deposits:
  Noninterest bearing checking accounts            $  7,274.6     NA       $  7,391.5     NA
  Interest bearing checking accounts,
    savings accounts and MMDAs                       36,263.3     NA         37,277.8     NA
  Time deposit accounts                              37,591.9      8         36,955.2      8
----------------------------------------------------------------------------------------------
   Total deposits                                    81,129.8                81,624.5
Borrowings:
  Adjustable                                         55,481.7      1         52,837.9      1
  Short-term fixed                                   26,925.0      2         23,643.3      3
  Long-term fixed                                    11,919.9     51         12,125.6     51
----------------------------------------------------------------------------------------------
   Total borrowings                                  94,326.6                88,606.8
----------------------------------------------------------------------------------------------
Total deposits and borrowings                      $175,456.4              $170,231.3
==============================================================================================

Notional amount of derivatives:
  WM pay rate swaps:
    Fixed rate                                      $ 9,292.8     13        $ 8,990.8     14
    Variable rate                                     1,110.0      1            850.0      1
----------------------------------------------------------------------------------------------
  Total swaps                                        10,402.8                 9,840.8
  Caps\Collars\Corridors                             11,128.8      1         11,091.3      1
----------------------------------------------------------------------------------------------
  Total derivatives                                 $21,531.6               $20,932.1
==============================================================================================

(1) $12.43 billion of loans were securitized during the fourth quarter of 1999.  Approximately
    $4 billion of loans were from Long Beach Mortgage and approximately $10 billion were attributed to REMICs, which are classified as AFS and HTM securities in the MBS portfolio.
(2) Certain reclassifications have been made to the September 30, 1999 information to conform to the December 31, 1999 presentation.
(3) Terms used are remaining term for deposits and term to reprice for borrowings and notional amount of derivatives.

                                WASHINGTON MUTUAL, INC.
                            SELECTED FINANCIAL INFORMATION
                                 (dollars in millions)
                                      (unaudited)


                                                                        Quarter Ended
----------------------------------------------------------------------------------------------------------
                                                      Dec. 31,  Sept. 30,   June 30,   Mar. 31,    Dec. 31,
                                                         1999       1999       1999       1999        1998
----------------------------------------------------------------------------------------------------------
RESERVE FOR LOAN LOSSES
 Balance, beginning of quarter                       $1,051.4   $1,053.6   $1,069.7   $1,067.8    $1,151.5
 Provision for loan losses                               41.7       40.8       42.9       41.7        33.2
 Transfers of reserves                                   (6.4)        --         --        5.2       (73.5)
 Loans charged off:
  SFR and SFR construction                               (8.3)      (9.9)      (8.5)     (11.1)      (13.6)
  Manufactured housing, second mortgage and
   other consumer                                        (9.9)     (12.2)     (10.4)     (13.4)       (8.1)
  Commercial business                                    (1.1)      (0.7)      (1.3)      (2.5)       (1.2)
  Commercial real estate                                 (6.9)      (3.4)     (22.9)      (3.9)       (6.6)
  Washington Mutual Finance and Long Beach Mortgage     (26.8)     (23.6)     (22.8)     (23.8)      (24.5)
----------------------------------------------------------------------------------------------------------
   Total loans charged off                              (53.0)     (49.8)     (65.9)     (54.7)      (54.0)
 Recoveries of loans previously charged off:
  SFR and SFR construction                                1.4        0.5        0.2        2.1         3.9
  Manufactured housing, second mortgage and
   other consumer                                         0.9        1.0        0.7        0.6         0.4
  Commercial business                                     0.2        0.1        0.2        0.2         0.5
  Commercial real estate                                  1.5        1.4        1.7        2.7         2.2
  Washington Mutual Finance and Long Beach Mortgage       4.2        3.8        4.1        4.1         3.6
----------------------------------------------------------------------------------------------------------
   Total recoveries of loans previously charged off       8.2        6.8        6.9        9.7        10.6
----------------------------------------------------------------------------------------------------------
    Net charge offs                                     (44.8)     (43.0)     (59.0)     (45.0)      (43.4)
----------------------------------------------------------------------------------------------------------
 Balance, end of quarter                             $1,041.9   $1,051.4   $1,053.6   $1,069.7    $1,067.8
==========================================================================================================

Net charge offs (annualized) as a percentage
 of average loans                                        0.15%      0.15%      0.22%      0.16%       0.16%




                                WASHINGTON MUTUAL, INC.
                            SELECTED FINANCIAL INFORMATION
                                 (dollars in millions)
                                      (unaudited)


                                                       Dec. 31,    Sept. 30,    Dec. 31,
                                                          1999         1999        1998
---------------------------------------------------------------------------------------
RESERVE FOR LOAN LOSSES
 Specific and allocated reserves:
  Commercial real estate                              $   59.0     $   74.6    $  125.7
  Commercial business                                     17.6         18.4        17.2
  Builder construction                                     5.0          4.7         0.8
---------------------------------------------------------------------------------------
   Total specific and allocated reserves                  81.6         97.7       143.7
 Unallocated reserves                                    960.3        953.7       924.1
---------------------------------------------------------------------------------------
   Total reserve for loan losses                      $1,041.9     $1,051.4    $1,067.8
=======================================================================================

 Reserve for loan losses as a percentage of:
   Nonaccrual loans (1)                                    126%          126%       114%
   Nonperforming assets (1)                                102            99         88


Changes in the liability for losses on loans securitized with recourse and retained or sold, included in "other liabilities," were as follows:

RECOURSE LIABILITY
 Balance, beginning of quarter                          $117.0       $122.0       $72.6
 Transfer from reserve for loan losses                      --           --        73.6
 Charge offs, net of provision for losses                 (3.9)        (5.0)       (1.9)
---------------------------------------------------------------------------------------
 Balance, end of quarter                                $113.1       $117.0      $144.3
=======================================================================================

The total loss coverage represents the reserve for loan losses and recourse liability as a percentage of nonaccrual loans:

 Total loss coverage percentage (1)                        140%         140%        129%

(1)  During the fourth quarter of 1999, approximately $6.4 million was transferred out of the reserve for loan losses due to approximately $10 billion of loans securitized into REMICs and classified as AFS and HTM securities in the MBS portfolio.


                                WASHINGTON MUTUAL, INC.
                            SELECTED FINANCIAL INFORMATION
                                 (dollars in millions)
                                      (unaudited)


                                                            Dec. 31, Sept. 30,  Dec. 31,
                                                               1999      1999      1998
---------------------------------------------------------------------------------------
NONPERFORMING ASSETS ("NPAs")
 Nonaccrual loans:
  SFR and SFR construction                                 $  642.5  $  661.8  $  761.4
  Manufactured housing, second mortgage and
   other consumer                                              43.3      45.6      39.0
  Commercial business                                           9.8      12.5       7.4
  Apartment buildings and other commercial real estate         42.0      57.8      76.7
  Washington Mutual Finance and Long Beach Mortgage            89.4      57.1      53.4
---------------------------------------------------------------------------------------
   Total nonaccrual loans                                     827.0     834.8     937.9
 Foreclosed assets:
  SFR and SFR construction                                    143.3     172.7     215.2
  Manufactured housing, second mortgage and
   other consumer                                              15.4       9.5      10.5
  Apartment buildings and other commercial real estate         30.1      37.7      46.4
  Washington Mutual Finance and Long Beach Mortgage            10.2       2.8       2.7
---------------------------------------------------------------------------------------
   Net foreclosed assets                                      199.0     222.7     274.8
---------------------------------------------------------------------------------------
   Total NPAs                                              $1,026.0  $1,057.5  $1,212.7
=======================================================================================

 NPAs by property type:
  SFR and SFR construction                                 $  785.8 $  834.5   $  976.6
  Manufactured housing, second mortgage and
   other consumer                                              58.7     55.1       49.5
  Commercial business                                           9.8     12.5        7.4
  Apartment buildings                                          30.1     47.0       70.3
  Other commercial real estate                                 42.0     48.5       52.8
  Washington Mutual Finance and Long Beach Mortgage            99.6     59.9       56.1
----------------------------------------------------------------------------------------
   Total NPAs                                              $1,026.0 $1,057.5   $1,212.7
========================================================================================

 NPAs as a percentage of:
  Total loans                                                  0.90%    0.88%      1.11%
  Total loans and recourse loans and recourse MBS              0.76     0.73       0.91
  Total assets                                                 0.55     0.58       0.73

